EXHIBIT 99.1

Consolidated Communications Reports Fourth Quarter and Full Year 2011 Results

  Generated $36.9 million in operating cash flow and a dividend payout ratio of 48.4%.
  Increased Adjusted EBITDA by 5.5% compared to the fourth quarter of 2010.
  Added over 2,700 broadband subscribers and ended the year with more than 145,000.
  Delivered another industry leading ILEC access line performance.

MATTOON, Ill., March 1, 2012 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the fourth quarter and year ended December 31, 2011.

Fourth quarter and full year 2011 financial summary:

  Revenue was $93.7 million for the quarter and $374.3 million for the year.
  Net cash from operations was $36.9 million for the quarter and $130.2 million for the year.
  Adjusted EBITDA was $48.3 million for the quarter and $189.5 million for the year.
  Dividend payout ratio was 48.4% for the quarter and 51.0% for the year.
  Cash and cash equivalents ended at $105.7 million, an increase of $38.0 million over 2010.

"We delivered an exceptional quarter with sequential and year over year growth in both revenues and operating cash flows," said Bob Currey, President and Chief Executive Officer. "In addition to our continued focus on the triple play, the emphasis we placed on the wholesale and enterprise opportunities in the second half of the year are paying off."

"The Company is positioned to meet the growing demand for broadband and network services across all customer segments. The acquisition of SureWest, which we announced on February 6th, expands on these opportunities and we are excited about the prospects for the combined company," Currey concluded.

Operating Statistics at December 31, 2011, Compared to December 31, 2010.

	Period Ended December 31,
	2011	2010	Increase/(decrease)%

Total connections	472,234	462,494	9,740	2.1%
ILEC access lines	227,992	237,141	(9,149)	(3.9)%
DSL subscribers	110,913	106,387	4,526	4.3%
IPTV subscribers	34,356	29,236	5,120	17.5%
ILEC VOIP lines	9,199	8,640	559	6.5%
CLEC access line equivalents	89,774	81,090	8,684	10.7%

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $23.9 million, and the dividend payout ratio was 48.4%. At December 31, 2011, cash and cash equivalents were $105.7 million, representing an increase of $38.0 million over the prior year period. The Company made capital expenditures of $11.3 million and contributed $1.9 million to its pension plan in the quarter.

Financial Highlights for the Fourth Quarter Ended December 31, 2011

  Revenues were $93.7 million, compared to $93.3 million in the same period of 2010 when excluding the $0.5 million from the operator service business unit that was divested in November last year. Declines in local calling services, subsidies and long distance were partially offset by increases in data and internet and network access revenues.
  Depreciation and amortization was $22.4 million, compared to $22.2 million for the same period in 2010. The increase was a result of slightly higher capital expenditures and the shorter life of video equipment.
  Income from operations was $15.8 million, compared to $15.0 million in the fourth quarter of 2010.  The increase is primarily due to lower access and headcount related costs as well as an improvement in bad debt expense.
  Interest expense, net was $11.6 million, compared to $13.1 million in the same quarter last year. The improvement is primarily due to the maturity of $200 million in interest rate hedges on September 30, 2011. We replaced half with a lower cost hedge and the other half rolled to one-month LIBOR. This resulted in a weighted average effective rate improvement of 64 basis points to 4.92% for the quarter.
  Other income, net was $8.3 million, compared to $7.0 million for same period in 2010.  Cash distributions from our wireless partnerships were $8.7 million for the fourth quarter of 2011 compared to $7.0 million for the same quarter of 2010.
  Net income attributable to common stockholders was $7.9 million, compared to $6.8 million in the fourth quarter of 2010. "Adjusted net income applicable to common stockholders" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $8.2 million, compared to $8.2 million in the same quarter of 2010.
  Diluted net income per common share was $0.26, compared to $0.23 in the fourth quarter of 2010. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for both the current and the year ago quarter was $0.28.
  Net cash provided from operating activities was $36.9 million, compared to $35.3 million for the fourth quarter in 2010.
  Adjusted EBITDA was $48.3 million, compared to $45.8 million for the same period in 2010 representing a 5.5% increase.
  The total net debt to last twelve month adjusted EBITDA coverage ratio improved to 4.11 times to one.

Financial Highlights for the Twelve Months Ended December 31, 2011

  Revenues were $374.3 million, compared to $383.4 million in the same period of 2010. Excluding the $4.3 million of revenue associated with two business units that were sold during 2010, revenues declined by $4.8 million, or 1.3%. The decline was primarily attributable to local calling, long distance, network access and subsidies, which were all lower due to the loss of access lines. These were partially offset by increases in data and internet revenue related to the growth of our broadband services.
  Net Income attributable to common stockholders was $26.4 million, compared to $32.6 million in the prior year period. The decline is primarily due to a $5.5 million benefit in the third quarter of 2010 related to the non-cash reversal of uncertain tax liabilities, including associated interest. In addition, 2011 included $2.6 million of expenses related to the amendment and extension of our credit facility in June.
  Diluted net income per common share was $0.88, compared to $1.09 for the same period in 2010. "Adjusted diluted net income per common share" as described in the table provided in this release was $1.01 versus $1.03 for the twelve months ended December 31, 2010.
  Net cash provided from operating activities increased $15.2 million to $130.2 million, compared to $115.0 million for the twelve month period in 2010.
  Adjusted EBITDA increased $3.9 million to $189.5 million, compared to $185.6 million for the full year of 2010 representing a 2.1% increase.

Financial Guidance

For 2012, the Company is providing the following full year guidance (excluding any expenses relating to our agreement to acquire SureWest). Capital expenditures are expected to be in the range of $42.0 million to $44.0 million. Cash interest is expected to be in the range of $44.0 million to $46.0 million and cash income taxes are expected to be in the range of $15.0 million to $18.0 million.

Dividend Payments

On February 24, 2011, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on May 1, 2012 to stockholders of record at the close of business on April 15, 2012.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss fourth quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 52291436. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until March 8, 2012 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis. We believe net cash provided by operating activities is the GAAP financial measure most directly comparable to EBITDA.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. As of December 31, 2011, the Company had 227,992 ILEC access lines, 89,774 Competitive Local Exchange Carrier (CLEC) access line equivalents, 110,913 DSL subscribers, 34,356 IPTV subscribers and 9,199 VOIP lines. The Company offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include our ability to complete the acquisition of SureWest and successfully integrate SureWest's operations and realize the synergies from the acquisition, as well as a number of factors related to our business and that of SureWest, including economic and financial market conditions generally and economic conditions in Consolidated's and SureWest's service areas; various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; changes in the valuation of pension plan assets; the substantial amount of debt and Consolidated's ability to repay or refinance it or incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's and SureWest's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's and SureWest's filings with the Securities and Exchange Commission, including their respective reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Prospectus/Proxy Statement

This material is not a substitute for the prospectus/proxy statement Consolidated and SureWest will file with the Securities and Exchange Commission. Investors are urged to read the prospectus/proxy statement, which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents which will be filed by Consolidated and SureWest with the Securities and Exchange Commission will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications, 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations; or to SureWest Communications, P.O. Box 969, Roseville, CA 95678, Attention: Investor Relations. A final proxy statement or proxy/prospectus statement will be mailed to shareholders of SureWest and Consolidated stockholders.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation

Consolidated and SureWest, and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Consolidated is set forth in the proxy statement for its 2011 annual meeting of shareholders. Information about the directors and executive officers of SureWest is set forth in its proxy statement for its 2011 annual meeting of shareholders and SureWest's Form 10-K for the year ended December 31, 2010. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.

– Tables Follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)

	December 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 105,704	$ 67,654
Accounts receivable, net	35,492	42,012
Prepaid expenses and other current assets	27,134	26,584
Total current assets	168,330	136,250
Property, plant and equipment, net	332,046	356,057
Intangibles, net and other assets	693,693	717,239
Total assets	$ 1,194,069	$ 1,209,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 8,800	$ --
Current portion of capital lease obligation	192	132
Accounts payable	13,673	9,972
Accrued expenses and other current liabilities	62,625	65,488
Total current liabilities	85,290	75,592
Capital lease obligation less current portion	4,519	3,993
Long-term debt	871,200	880,000
Other long-term liabilities	185,248	178,086
Total liabilities	1,146,257	1,137,671

Stockholders' equity:
Common stock, $0.01 par value	299	298
Paid in capital	79,852	98,126
Accumulated other comprehensive loss	(37,833)	(31,471)
Total Consolidated Communications Holdings, Inc. stockholders' equity	42,318	66,953
Noncontrolling interest	5,494	4,922
Total stockholders' equity	47,812	71,875
Total liabilities and stockholders' equity	$ 1,194,069	$ 1,209,546

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$ 93,651	$ 93,751	$ 374,263	$ 383,366
Operating expenses:
Cost of services and products	35,400	34,342	139,264	142,302
Selling, general and administrative expenses	20,056	22,146	83,699	88,025
Depreciation and amortization	22,439	22,222	88,745	87,142
Income from operations	15,756	15,041	62,555	65,897
Other income (expense):
Interest expense, net	(11,611)	(13,066)	(49,394)	(50,740)
Other income, net	8,296	6,961	28,666	26,986
Income before income taxes	12,441	8,936	41,827	42,143
Income tax expense (benefit)	4,435	1,975	14,845	8,991
Net income	8,006	6,961	26,982	33,152
Less: Net income attributable to noncontrolling interest	130	172	572	557
Net income attributable to Consolidated Communications Holdings, Inc.	$ 7,876	$ 6,789	$ 26,410	$ 32,595

Diluted net income attributable to Consolidated Communications Holdings, Inc. per common share	$ 0.26	$ 0.23	$ 0.88	$ 1.09

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

OPERATING ACTIVITIES
Net income	$ 8,006	$ 6,961	$ 26,982	$ 33,152
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,439	22,222	88,745	87,142
Stock-based compensation expense	460	624	2,132	2,363
Non-cash change in uncertain tax positions	40	17	(262)	(5,169)
Loss on disposal of assets	180	1,155	370	2,057
Other adjustments, net	7,856	(2,333)	10,902	(1,081)
Changes in operating assets and liabilities, net	(2,106)	6,623	1,315	(3,450)
Net cash provided by operating activities	36,875	35,269	130,184	115,014
INVESTING ACTIVITIES
Return of capital in excess of earnings	113	--	189	--
Proceeds from sale of investments	--	--	--	35
Cash value from termination of life insurance	--	--	83	--
Proceeds from sale of assets	413	68	840	1,065
Capital expenditures	(11,347)	(9,211)	(42,593)	(41,789)
Net cash used in investing activities	(10,821)	(9,143)	(41,481)	(40,689)
FINANCING ACTIVITIES
Payments made on long-term obligations	(41)	(55)	(149)	(399)
Refinancing fees	--	--	(3,471)	--
Distribution to non-controlling interest	--	(1,850)	--	(1,850)
Purchase and retirement of common stock	(726)	(1,001)	(726)	(1,001)
Dividends on common stock	(11,588)	(11,527)	(46,307)	(46,179)
Net cash used in financing activities	(12,355)	(14,433)	(50,653)	(49,429)
Net change in cash and cash equivalents	13,699	11,693	38,050	24,896
Cash and cash equivalents at beginning of period	92,005	55,961	67,654	42,758
Cash and cash equivalents at end of period	$ 105,704	$ 67,654	$ 105,704	$ 67,654

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Telephone Operations
Local calling services	$ 21,335	$ 22,232	$ 86,900	$ 91,883
Network access services	20,020	19,661	80,508	81,695
Subsidies	11,519	11,957	45,374	48,661
Long distance services	3,621	4,280	15,864	18,036
Data and Internet services	20,547	19,175	80,298	75,179
Other services	8,589	8,515	33,654	34,158
Total Telephone Operations	85,631	85,820	342,598	349,612
Other Operations	8,020	7,931	31,665	33,754
Total operating revenues	$ 93,651	$ 93,751	$ 374,263	$ 383,366

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
EBITDA:
Net cash provided by operating activities	$ 36,875	$ 35,269	$ 130,184	$ 115,014
Adjustments:
Compensation from restricted share plan	(460)	(624)	(2,132)	(2,363)
Other adjustments, net	(8,076)	1,161	(11,010)	4,193
Changes in operating assets and liabilities	2,106	(6,623)	(1,315)	3,450
Interest expense, net	11,611	13,066	49,394	50,740
Income taxes	4,435	1,975	14,845	8,991
EBITDA (1)	46,491	44,224	179,966	180,025

Adjustments to EBITDA (2):
Other, net (3)	(7,366)	(6,089)	(21,052)	(24,247)
Investment distributions (4)	8,718	7,039	28,410	27,479
Non-cash compensation (5)	460	624	2,132	2,363
Adjusted EBITDA	$ 48,303	$ 45,798	$ 189,456	$ 185,620

Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous items.
(4) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(5) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2011	Twelve Months Ended December 31, 2011
Adjusted EBITDA	$ 48,303	$ 189,456

- Cash interest expense	(11,063)	(47,215)
- Capital expenditures	(11,347)	(42,585)
- Cash income taxes	(1,964)	(8,788)

Cash available to pay dividends	$ 23,929	$ 90,868

Dividends Paid	$ 11,588	$ 46,307
Payout Ratio	48.4%	51.0%

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 880,000
Capital leases	4,711
Total debt as of December 31, 2011	$ 884,711
Less cash on hand	(105,704)
Total net debt as of December 31, 2011	$ 779,007

Adjusted EBITDA for the last twelve months ended December 31, 2011	$ 189,456

Total Net Debt to last twelve months
Adjusted EBITDA	4.11x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Reported net income attributable to common stockholders	$ 7,876	$ 6,789	$ 26,410	$ 32,595
Change in uncertain tax liabilities	--	--	--	(4,591)
Interest reversal on change in uncertain tax positions	--	--	--	(1,073)
Loss on disposal of assets, net of tax	--	900	--	1,530
Severance, net of tax	43	--	475	--
Refinancing charges, net of tax	--	--	1,709	--

Non-cash stock compensation, net of tax	297	486	1,375	1,860
Adjusted net income attributable to common stockholders	$ 8,216	$ 8,175	$ 29,969	$ 30,321

Weighted average number of shares outstanding	29,620	29,514	29,600	29,490

Adjusted diluted net income per share	$ 0.28	$ 0.28	$ 1.01	$ 1.03

Calculations above assume a 35.5 percent effective tax rate for the three and twelve months ended December 31, 2011. The assumed effective tax rate for the three and twelve months ended December 31, 2010 are 22.1 and 21.3 percent, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	December 31,	September 30,	December 31,
	2011	2011	2010
Local access lines in service
Residential	137,179	138,090	140,660
Business	90,813	92,161	96,481
Total local access lines	227,992	230,251	237,141
Total IPTV subscribers	34,356	32,981	29,236
ILEC DSL subscribers (1)	110,913	109,572	106,387
ILEC Broadband Connections	145,269	142,553	135,623
ILEC VOIP subscribers	9,199	8,916	8,640
CLEC Access Line Equivalents (2)	89,774	84,706	81,090

Total connections	472,234	466,426	462,494

Long distance lines (3)	177,610	176,626	172,856

IPTV Homes passed	211,670	211,495	205,436
IPTV penetration of homes passed	16%	16%	14%

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.
(2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits and SONET-based services to the equivalent of an access line.
(3) Excludes CLEC LD subscribers.
CONTACT: Matt Smith
         Treasurer & Investor Relations
         217-258-2959
         matthew.smith@consolidated.com